Exhibit 10.21

FY2006 EXECUTIVE BONUS PLAN

Revised Date: 06/01/2005

Eligibility:

Worldwide Executives who are actively employed at the end of both the Company’s fiscal year (May 31st) and at time of payout (on or before July 31st) are eligible to participate in the Executive Bonus Plan.

Executives who have not completed a full quarter of continuous employment are not eligible. Executives who receive part of their compensation in the form of commissions and/or other incentive/variable based bonus plans are not eligible.

Bonus Calculation:

Upon Board approval of the Company’s 2006 financial plan (exclusive of acquisitions and/or mergers – unless approved by the Compensation Committee), the annual bonus shall be paid based upon the quarterly attainment of three performance metrics:

•	Revenue

•	Pro forma operating margin

•	Individual MBO goals

Each metric is weighted equally at 33.333% of the annual bonus or 8.333% per quarter.

Within each given quarter, both quarterly revenue and pro forma operating margin thresholds must be attained in order to earn bonus funding.

In order to earn acceleration funding, two thresholds must be attained:

•	Within each given quarter, both quarterly revenue and pro forma operating margin thresholds must be attained
•	Each quarter of the fiscal year must attain the minimum 90% threshold

In order to earn MBO funding, each quarter of the fiscal year must attain the minimum 90% threshold.

In addition to the eligibility requirements stated above, funding is limited to only those Executives who are actively employed within each specific quarter of attainment.

Accelerators notwithstanding, the total annual bonus (upon attainment of individual MBO goals and both quarterly revenue and quarterly pro forma operating margin thresholds) is 50% of earned annual base compensation for eligible Senior Vice President level Executives:

Quarterly Revenue & Pro Forma Operating Margin Thresholds	Quarterly Bonus Funding
Less than 90% attainment	0%
Between 90% and 100% attainment	2.083% to 4.167%
ACCELERATOR: Above 100% to 130% attainment	4.167% to 8.333%

Accelerators notwithstanding, the total annual bonus (upon attainment of individual MBO goals and both quarterly revenue and quarterly pro forma operating margin thresholds) is 40% of earned annual base compensation for eligible Vice President level Executives:

Quarterly Revenue & Pro Forma Operating Margin Thresholds	Quarterly Bonus Funding
Less than 90% attainment	0%
Between 90% and 100% attainment	1.667% to 3.333%
ACCELERATOR: Above 100% to 130% attainment	3.333% to 6.667%

Payout:

The bonus will be paid out within two months from the end of the Company’s fiscal year (May 31st). As stated above, Executives who are actively employed within each specific quarter of attainment and who are actively employed at the end of both the fiscal year and at the time of payout are eligible for payout.